Energy XXI Gulf Coast, Inc. Announces $250 Million
Offering of Senior Notes

HOUSTON – Feb. 9, 2011 – Energy XXI Gulf Coast, Inc. (the “Company”), the operating subsidiary of Energy XXI (Bermuda) Limited (“Energy XXI”) (NASDAQ: EXXI) (LSE: EXXI), today announced that it intends, subject to market and other conditions, to offer up to $250 million aggregate principal amount of its senior notes due 2019 (the “2019 Notes”) in a private placement to eligible purchasers.

The Company intends to use the net proceeds from the offering to repurchase or redeem its 10% Senior Notes due 2013 and repay outstanding indebtedness under its revolving credit facility.

The 2019 Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws; and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release is being issued pursuant to Rule 135C under the Securities Act, and is neither an offer to sell nor a solicitation of an offer to buy the 2019 Notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the 2019 Notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

Forward-Looking Statements
All statements included in this release relating to future plans, projects, events or conditions and all other statements other than statements of historical fact included in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release relate to, among other things, the offering of the 2019 Notes and the expected use of proceeds from such offering.  These statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions, including changes in long-term oil and gas prices or other market conditions affecting the oil and gas industry, reservoir performance, the outcome of commercial negotiations and changes in technical or operating conditions, among others, that could cause actual results, including project plans and related expenditures and resource recoveries, to differ materially from those described in the forward-looking statements. Neither Energy XXI nor the Company assumes any obligation and expressly disclaims any duty to update the information contained herein except as required by law.

About Energy XXI
Energy XXI is an independent oil and natural gas exploration and production company whose growth strategy emphasizes acquisitions, enhanced by its value-added organic drilling program. Energy XXI’s properties are located in the U.S. Gulf of Mexico waters and the Gulf Coast onshore.  Seymour Pierce is Energy XXI’s listing broker in the United Kingdom.  The Company is an indirect wholly-owned subsidiary of Energy XXI.

Enquiries of the Company

Energy XXI	Pelham Bell Pottinger
Stewart Lawrence	James Henderson
Vice President, Investor Relations and	jhenderson@pelhambellpottinger.co.uk
Communications	Mark Antelme
713-351-3006	mantelme@pelhambellpottinger.co.uk
slawrence@energyxxi.com	+44 (0) 20 7861 3232

Seymour Pierce – UK AIM Adviser
Jonathan Wright/
Jeremy Porter – Corporate Finance
Richard Redmayne – Corporate Broking
Tel: +44 (0) 20 7107 8000